Exihibit 99.1

News Release

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES AGREEMENT TO SELL

112,200 ACRE LEASEHOLD IN THE POWDER RIVER BASIN FOR $500 MILLION

DENVER, CO January 9, 2018 - SM Energy Company (the “Company”) (NYSE: SM) today announced that it has entered into a definitive agreement for the sale of a majority of the Company’s Powder River Basin assets for a cash purchase price of $500 million (subject to customary closing price adjustments).

President and Chief Executive Officer Jay Ottoson comments: “We are very pleased to announce the signing of this agreement. Divestiture of these assets is consistent with our strategy of focusing on development of our top tier Midland Basin and Eagle Ford assets and improving our balance sheet by reducing debt. Pro forma for this transaction, as of the end of the third quarter 2017, net debt is reduced by approximately 20% and net debt:EBITDAX is reduced to less than 3 times.”(1)

The assets to be sold include approximately 112,200 predominantly contiguous net acres located in northwest Converse County and portions of southeast Johnson and southwest Campbell Counties, Wyoming. These assets represent approximately 80% of the Company’s current Powder River Basin acreage position. Net production as of December 2017 was approximately 2,200 Boe/d (51% oil, 18% NGLs and 31% natural gas) and preliminary estimates of proved reserves for year-end 2017 are 4.2 MMBoe (82% PDP). The transaction is expected to close in the first quarter of 2018, with an effective date of October 1, 2017. The purchase price will be subject to certain closing price adjustments. The transaction is subject to the satisfaction of required closing conditions, and there can be no assurance that the transaction will close on time or at all. The Company plans to use the expected sale proceeds for general corporate purposes, including debt reduction.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of securities laws. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, consummation of pending divestitures, expected benefits and likelihood of completing divestitures, and expectations regarding the proceeds, timing and expected use of funds from pending asset sales. General risk factors include the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2016 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

NON-GAAP MEASURES

Net debt as reported at the end of the third quarter of 2017 was $2.5 billion. Pro forma for $500 million in proceeds, net debt would have been $2.0 billion.

(1)         EBITDAX for the trailing twelve months as of the end of the third quarter of 2017 was $676 million. Please refer to the Company’s prior 10-Q filings for the reconciliation of EBITDAX to GAAP financial measures.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY CONTACTS

INVESTORS - Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507